UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Cracker Barrel Old Country Store, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a letter sent to shareholders of Cracker Barrel Old Country Store, Inc. (the “Company”) in a mailing commenced on November 2, 2018:

November 2, 2018

Dear Shareholder:

At the 2018 Annual Meeting of Shareholders of Cracker Barrel Old Country Store, Inc. (the “Company”) to be held on November 15, you are being asked to vote on the election of the Company’s nine directors and several other proposals, including, importantly, the approval of the Company’s 2018 Shareholder Rights Plan (“Rights Plan”). We believe this is a critical choice for you to make in protecting your investment, and we want to ensure that you are fully aware of how the Board of Directors and management have been protecting your investment while driving the creation of significant shareholder value.

The Rights Plan was adopted by the Board on April 9, 2018, following the expiration of the 2015 Shareholder Rights Plan, which was approved by a substantial majority of our shareholders at the 2015 Annual Meeting (and was itself a continuation of the Company’s Rights Plan adopted by the Board and strongly approved by shareholders in 2012).

In general terms and intent, the Rights Plan is substantially identical to the 2015 Shareholder Rights Plan. The Rights Plan is not intended to prevent a takeover or deter fair offers for securities of the Company. To the contrary, it is designed to encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover, and to guard against abusive tactics to gain control of the Company without paying all shareholders a premium for that control. Accordingly, the Rights Plan contains terms that we believe are very favorable to shareholders, including:

•	A trigger threshold of 20% of the Company’s outstanding common stock;

•	A maximum term of three years;

•	No limitation on the Board’s ability to redeem the rights issued under the Rights Plan;

•	A “qualifying offer” provision that allows for all-cash, fully financed tender offers to proceed without triggering rights under the Rights Plan; and

•	The Rights Plan requires shareholder approval to remain in effect beyond the 2018 Annual Meeting.

The Company’s Rights Plans were adopted in response to the persistent threat that a third party could accumulate a substantial and potentially controlling position in the Company through market purchases that do not reflect a control premium offered to all shareholders. As when our shareholders last considered a Rights Plan in 2015, Biglari Capital Corp. and its affiliates (“Biglari Capital”) continue to hold almost 20% of the Company’s outstanding common stock. Moreover, Sardar Biglari, the principal of Biglari Capital, has in the past acquired control of publicly traded companies through the acquisition of a substantial voting stake via open market purchases without paying a customary control premium, and Mr. Biglari has, in our view, a highly troubling governance record at the companies he controls. Accordingly, our Board strongly believes it is in the best interests of all Cracker Barrel shareholders to maintain the protections offered by the Rights Plan against any such “creeping control” takeover strategy, whether by Biglari Capital or any other party.

Since September 2011, when Sandy Cochran took over as our Chief Executive Officer and first announced our Strategic Priorities, the Board has been providing effective and independent oversight of management as it focused on the execution of our Strategic Priorities. Over that time, our stock price has increased 298%, and we have returned approximately $900 million in dividends to shareholders. In each of the last four fiscal years, we have announced special dividends aggregating $13.50 per share, a product of our strong cash flows resulting from consistently increasing revenue, net income and margin performance during the period.

Our Board of Directors asks for your support FOR the Rights Plan to preserve this incremental value for ALL shareholders.

The Cracker Barrel Board of Directors unanimously recommends that Cracker Barrel shareholders vote “FOR” each of the Board’s proposals at the Annual Meeting:

•	“FOR” the election of each of the nine director nominees;

•	“FOR” the approval of the compensation of the Company’s named executive officers;

•	“FOR” the approval of the Company’s shareholder rights plan; and

•	“FOR” the ratification of the appointment of our independent registered public accounting firm.

We are happy to make available members of the Board of Directors and management should you wish to provide us with any feedback.

If you have any questions or need a copy of the proxy materials, please contact MacKenzie Partners, Inc., which is assisting with the solicitation, at (212) 929-5500 or toll-free (800) 322-2885 or at proxy@mackenziepartners.com.

Thank you for your attention to this important matter.

Sincerely,

James Bradford Chairman of the Board of Directors	Sandy Cochran President and Chief Executive Officer and Director

If you have any questions or need assistance in

voting your shares, please contact the Company’s proxy solicitor:

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500

or

Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

IMPORTANT ADDITIONAL INFORMATION

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2018 annual meeting of shareholders to be held on November 15, 2018. On October 4, 2018, the Company filed a definitive proxy statement (as it may be amended, the “Proxy Statement”) with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.